Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Iveda Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Debt	Debt securities
Equity	Common stock, par value $0.0001 per share
Equity	Class A Preferred Shares, par value $0.0001 per share
Equity	Class B Preferred Shares, par value $0.0001
Other	Warrants
Unallocated (Universal) Shelf					$25,000,000	0.00014760	$3,690
Total Offering Amounts					$25,000,000	0.00014760	$3,690
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,690

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)	This registration statement covers such indeterminate number of shares of common stock and an indeterminate amount of debt securities, warrants, and units of Iveda Solutions, Inc., together having a maximum aggregate offering price not to exceed $150 million. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act.
(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.